                                                                     Exhibit 3.7


                      AMENDED CERTIFICATE OF DESIGNATIONS
                                      OF
               SERIES A JUNIOR PARTICIPATING PREFERRED STOCK OF
                            QUARTERDECK CORPORATION
                        (Pursuant to Section 151 of the
                       Delaware General Corporation Law)



          Quarterdeck Corporation, a corporation organized and existing under the General Corporate Law of the state of Delaware (the "Corporation"), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation as required by Section 151 of the General Corporation Law on September 1, 1998.

          RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation, in accordance with the provisions of the Certificate of Incorporation and the Certificate of Designations of Series A Junior Participating Preferred Stock of the Corporation, the Board of Directors hereby amends the Certificate of Designations of Series A Junior Participating Preferred Stock of the Corporation filed with the Secretary of State of the State of Delaware on August 25, 1992 as follows;

          Replace Section 1 with the following:

          "Section 1. Designation and Amount. The shares of such series shall be
                      ----------------------
designated as "Series A Junior Participating Preferred Stock" (the "Series A Preferred Stock") and the number of shares constituting the Series A Preferred stock shall be 1,000,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce
                                      --------
the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon exercise of outstanding options, rights or warranties or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock."

          IN WITNESS WHEREOF, this Amended Certificate of Designations of Series A Junior Participating Preferred Stock of the Corporation is executed on behalf of the Corporation by the Interim President of the Corporation this 1/st/ day of September, 1998.




                                        ________________________________________
                                        King R. Lee, Interim President